Exhibit 10.14


                              CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made and entered into as of July 1, 2001, by and between Elgrande.com, Inc., a Nevada corporation (the "Company"), and Paul Morford (the "Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting Services for the Company and Consultant is willing to perform such Services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.     Services  and  Compensation

A. Consultant agrees to perform for the Company the following services ("Services"): commencing on July 1, 2001 through to 31 January 2002, Consultant agrees to serve as, and perform the duties of Secretary to the Board of Directors and under the direction of the President participate with the President in developing and implementing the Company's Business Plan.

B. The Company agrees to pay Consultant the following compensation for rendition of the Services (the "Compensation"): In consideration of the Consultant's ongoing service as an active member of the Board of Directors the Consultant shall be paid 200,000 options pursuant to the Company's 1999 Stock Option Plan, exercisable at a price of $0.00l per share such shares to be issued by 31 August 2001. The Compensation to be paid to Consultant during the term of this Agreement shall be a maximum of $US 70,000.00 payable in seven (7) installments of up to $US 10,000.00 at the end of each of the seven (7) months during the term of this Agreement. The amount of each installment shall be determined by a pro-rata calculation of the percentage of time spent during each month. At the sole discretion of the President of the Company, each installment can be paid either in cash or by the issuance of options pursuant to the Company's 1999 Stock Option Plan, exercisable at a price of $0.00l per share. In each month that payment is made through the issuance of options, the number of shares of Common Stock of the Company issued shall be equal to the amount of each payment divided by the lowest closing bid price of the Company's shares during the month.

2.     Confidentiality

A. The Consultant will hold in confidence during the term of his employment hereunder and for a period of five years after the termination thereof all Confidential Information of the Company and its subsidiaries, affiliates and joint venture partners, and all Confidential Information of companies or persons other than the Company given to the Company under an agreement prohibiting its disclosure. "Confidential Information" refers to valuable technical or business information that is not known by the public. By way of example, Confidential Information may include information relating to: business opportunities and contacts; inventions or products, including unannounced products; research and development activities; requirements and specifications of specific customers and potential customers; non-public financial information; and quotations of proposals given to customers.









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B.     These  restrictions  on disclosure do not apply if (i) the information is or becomes publicly known through no wrongful act on the part of the Consultant;
(ii) the Consultant knew the information prior to the time he began employment with the Company, other than by disclosure by the Company; (iii) the Consultant received the information without any wrongdoing from someone outside the Company who does not have an obligation to keep the information confidential; (iv) the information is explicitly approved for release by an officer of the Company; or
(v) the information is disclosed pursuant to the requirement of a governmental agency.

3.     Conflicting  Obligations

A. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

B. In view of Consultant's access to the Company's trade secrets and proprietary know-how, Consultant further agrees that Consultant will not, without Company's prior written consent, perform identical or substantially similar services as those performed under this Agreement for any other client for a period of twelve (12) months after the termination of this Agreement.

4.     Term  and  Termination

A. This Agreement will commence on July 1, 2001 and will continue until January 31, 2002, or termination as provided below.

B. The Company may terminate this Agreement without cause upon giving 30 days' prior written notice thereof to Consultant. Any such notice shall be addressed to Consultant at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered or, if sent registered or certified mail, after deposited in the mails, postage prepaid.

C. The Company may terminate this Agreement immediately and without prior notice if Consultant ceases to make a good faith effort to perform the Services or Consultant is guilty of willful malfeasance in the performance of his duties hereunder. Such bases for termination shall herein be referred to as "termination for cause".

     D. Upon such termination all rights and duties of the parties toward each other shall cease except:

(i) That the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of
Section  1  (Services  and  Compensation)  hereof;  and

(ii) Section 2 (Confidentiality) shall survive termination of this Agreement.

5.     Assignment

     Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.




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6.     Equitable  Relief

Consultant agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in
Section 2 (Confidentiality) herein. Accordingly, Consultant agrees that if Consultant breaches Section 2, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

7.     Governing  Law

     The  laws  of  the  State  of  Nevada,  USA  shall  govern  this Agreement.

8.     Entire  Agreement

     This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PAUL  MORFORD                         COMPANY
--------------------------            ----------------------------
Title:

Address:                              Address:
5140  Pitcairn  Place                 3110E.  Sunset  Road,  Suite  H1
Vancouver,  B.C.                      Las  Vegas,  Nevada
V7W  1L8                               89120